Exhibit 99.2

ENVIVA INC. (THE “COMPANY”)

SYNDICATION PROCEDURES1

1.	This is a notification of the syndication procedures with respect to participation as a lender in the Company’s DIP Facility. Commencing on March 15, 2024 each Eligible Holder (as defined below) that is a beneficial owner of common stock of the Company, par value $0.001 per share (CUSIP 29415B103) (“Common Stock”) shall have the opportunity (the “Opportunity”) to subscribe to the Tranche A Commitment and the Tranche B Commitment, in each case subject in all respects to the terms and conditions of these syndication procedures and the applicable subscription documents.

2.	For purposes hereof, an “Eligible Holder” is defined as each person or entity that is (i) an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity investors are such institutional accredited investors (an “IAI”), (ii) a beneficial owner of Common Stock on March 11, 2024 (the “Record Date”) and (iii) not the Borrower. An Eligible Holder may designate another entity that is a partner, affiliate or related party of such Eligible Holder to be a subscriber in the Opportunity. The Company will take reasonable steps to verify each participant’s status as an IAI and will determine submissions to be invalid if it cannot make such verification.

3.	The Debtors will commence the syndication process by (A) filing a Form 8-K with the SEC announcing the commencement of and briefly describing the syndication process and directing interested Eligible Holders to Kurtzman Carson Consultants LLC (the “Information Agent”) and (B) using reasonable efforts to send the relevant subscription documents using such delivery method reasonably satisfactory to the Debtors to as many Eligible Holders as is reasonably practicable under the circumstances. If you are an Eligible Holder interested in participating in the DIP Facility, you must obtain copies of the relevant subscription documents, if you do not have them already. The subscription documents include a Subscription Form (together with instructions), an Assignment and Acceptance to the DIP Facility Agreement, and such other documents as the Co-Administrative Agents may reasonably require. Copies of the relevant subscription documents may be obtained at www.kccllc.com/enviva or by contacting the Information Agent, Kurtzman Carson Consultants LLC at Enviva DIP Syndication, c/o KCC, 222 N. Pacific Coast Highway, Suite 300, El Segundo, CA 90245, Telephone: (877) 499-4509 (U.S./Canada) or (917) 281-4800 (international), Email: EnvivaDIP@kccllc.com.

4.	The deadline for delivering syndication documents will be 5:00 p.m., New York City Time, on March 28, 2024 unless extended earlier or terminated (the “Expiration Time”), in accordance with the applicable subscription documents, and which extension will be made by public announcement by the Debtors in a press release or Form 8-K.

1 Capitalized terms used herein and not defined shall have the meanings assigned to them in that certain Debtor-in-Possession Credit and Note Purchase Agreement (the “DIP Facility Agreement”), dated as of March 15, 2024, among Enviva Inc., as Borrower, Acquiom Agency Services LLC and Seaport Loan Products LLC, as Co-Administrative Agents, and the DIP Creditors party thereto.

5.	To participate in the Opportunity, Eligible Holders must (A) complete and execute the subscription documents provided by the Information Agent, including a Subscription Form, an Assignment and Acceptance to the DIP Facility Agreement, and such other documents as the Co-Administrative Agents may reasonably require and (B) deliver such subscription documents to your nominee in sufficient time to allow your nominee to complete the Nominee Certification (found on the final page to the Subscription Form) and deliver it to the Information Agent on or before the Expiration Time. Eligible Holders that do not to return the applicable subscription documents to the Information Agent by the Expiration Time will not be permitted to participate in the DIP Facility.

6.	The Information Agent shall promptly notify the Co-Administrative Agents of its receipt of subscription documents and shall deliver the final syndication list to the Co-Administrative Agents, the DIP Fronting Creditor and the Company promptly after the Expiration Time. Upon completion of the final syndication list, the participating Eligible Holders shall fund their respective portions of the DIP Facility into an escrow account held at The Huntington National Bank (the “Escrow Account”) serviced by Kurtzman Carson Consultants LLC (the “Escrow Agent”) by 5:00 p.m. ET on April 5, 2024 (the “Funding Date”). In the event a participating Eligible Holder does not fund the Escrow Account with funds sufficient to satisfy the allocated Commitment, the Company shall re-allocate such Commitment to such Eligible Holders and in such amounts as shall be determined by the Company in its reasonable discretion. The Company expects to complete the syndication process on or prior to two business days after the entry of the Final Order.

7.	All notices and other communications required to be delivered to the Information Agent pursuant to these syndication procedures shall be made in writing, or by any telecommunication device capable of creating a written record, and addressed as follows:

Enviva DIP Syndication
c/o Kurtzman Carson Consultants LLC
222 N. Pacific Coast Highway, Suite 300

El Segundo, CA 90245
Telephone: (877) 499-4509 (U.S./Canada) or (917) 281-4800 (international)
Email: EnvivaDIP@kccllc.com

8.	If the syndication process is terminated for any reason, the subscription documents submitted by participating Eligible Holders will terminate and the Escrow Agent will immediately return by wire funds transferred by such Eligible Holders to the Escrow Account plus their pro rata share of any interest earned on such funds.

9.	Upon entry of the Final Order, the Escrow Agent will disburse the funds in the Escrow Account funded by participating Eligible Holders in respect of the Initial Tranche A Loans and the Initial Tranche A Notes and commitments under the DIP Facility will be assigned from the DIP Fronting Creditor to the Eligible Holders in accordance with the terms of the DIP Facility Agreement and other relevant documentation relating to the DIP Facility, and the Loans or Notes will be recorded in a register for the DIP Facility. On each Delayed Draw Borrowing Date, the Escrow Agent will disburse the funds in the Escrow Account to fulfill your applicable funding obligations under the DIP Facility Agreement.

10.	The Bankruptcy Court has not reviewed or approved the financial or diligence information with respect to the Debtors or these procedures being provided to the Eligible Holders in connection with this syndication, and all rights of such Eligible Holders with respect to any such information are preserved.

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